Wigley & Associates

Barristers and Solicitors At Law

Notary Public

Spencer House

P.O. Box 821

The Valley, Anguilla, B.W.I.

Telephone:  (264)497-8129

Telephone:  (264)497-0039

Fax:  (264)497-8289

Email:  wigleyj@anguillanet.com

September 14, 2007

The Board of Directors of

Eurasia Energy Limited

Downiehills, Blackhills

Peterhead

Aberdeenshire, AB42 3LB

U.K. Scotland

Dear Sirs:

Re:  Continuation of Eurasia Energy Limited (“Eurasia”) under the

        International Business Companies Act (c.I20) of Anguilla, B.W.I. (the "IBCAA")

We have acted in the capacity as solicitors for Eurasia in connection with the proposed continuation of Eurasia under the IBCAA.  In that regard, we are giving the opinions expressed below.  The opinions expressed below are for the benefit of the addressees in connection with the continuation of Eurasia.

Scope of Inquiries

We have participated in the preparation of or have examined the following documents:

(a)

Plan of Conversion dated November 1, 2006 (“Plan of Conversion”);

(b)

Legal Opinion of U.S. Counsel practicing in jurisdiction of incorporation of Eurasia;

(c)

the Articles of Incorporation, Articles of Continuance and By-Laws of Eurasia;

(d)

the minute book of Eurasia;

(e)

the Articles of Continuation of Eurasia under the IBCAA;

We have also examined such statutes, public records, certificates and other documents and have made such other searches and examinations which we have considered necessary in order to give the opinions expressed below.

Assumptions

We have assumed:

(a)

the authenticity of documents purporting to be originals or photostatic or facsimile copies of originals;

(b)

the conformity to originals of documents purporting to be photostatic or facsimile copies of originals;

(c)

the genuineness of all signatures on all documents reviewed by us;

(d)

the accuracy and completeness of all representations and statements of fact contained in any certificate or other document upon which we have relied and identified herein;

(e)

the identity, capacity and authority of any person acting or purporting to act in a representative capacity or as a public official; and

(f)

the accuracy and completeness of all information provided to us (in written form or by facsimile transmission) by offices of public record.

We have not undertaken any independent investigation to verify the accuracy or completeness of these assumptions.  In the course of giving this opinion, nothing has come to our attention which leads us to believe that any of these assumptions are incorrect in any material respects.

Opinion

Based and relying on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.

Upon the effective date of the continuation, the following persons will comprise the Board of Directors of Eurasia, each of whom will be duly and validly elected or appointed as a director of Eurasia:

Nicholas W. Baxter

Gerald R. Tuskey

Roger Thomas

2.

The continuation of Eurasia will become effective in Anguilla, B.W.I. on the date the Articles of Continuation are registered by the Anguillan Registrar of Companies and Eurasia will become governed by laws of Anguilla, B.W.I. and subject to the IBCAA.

3.

At the effective time of the continuation, Eurasia will have 24,315,135 common shares validly issued and outstanding as fully paid and non-assessable.

Qualifications

The opinions expressed above are subject to the following qualifications:

(a)

the opinions are limited to matters governed by the laws of Anguilla, British West Indies;

(b)

the headings appearing in this opinion are for the convenience of reference only and in no way limit or enlarge the scope or meaning of the opinions expressed above;

(c)

the enforceability of any agreement will be limited by equitable principles or by any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application affecting the enforcement of creditors' rights; and

(d)

no opinion is expressed as to any specific remedy that may be granted, imposed or rendered with respect to the breach of, or failure to comply with any agreement and, in particular, no opinion is expressed as to the availability of equitable remedies, including that of specific performance or injunctive relief or the enforcement of any provisions of any agreement.

We hereby consent to the use of this opinion as an exhibit to Eurasia's S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference to our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading “Legal Matters.”

Yours faithfully,

Wigley & Associates

Per:

Ravi Bahadur-Singh